Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of BitGo Holdings, Inc. of our report dated July 18, 2025, related to the consolidated financial statements of BitGo Holdings, Inc., appearing in the Registration Statement on Form S-1 (File No. 333-290409), as amended, filed with the Securities and Exchange Commission.
/s/ Crowe LLP
Cleveland, Ohio
January 22, 2026